Exhibit 4A
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                 CONSULTING AND ACQUISITION MANAGEMENT AGREEMENT
                 -----------------------------------------------


      Consulting and Acquisition Management Agreement ("Agreement") made this 1st day of October, 1996, by and between COMPSCRIPT, INC., a Florida corporation ("CompScript"), and SHULMAN & ASSOCIATES, INC., a Florida corporation (the "Consultant").

                             W I T N E S S E T H:

      A. CompScript desires to engage the services of Consultant in order to identify, evaluate and structure mergers, consolidations acquisitions, joint ventures and strategic alliances (hereinafter collectively referred to as "Acquisitions"); and

      B. Consultant is desirous of performing such services on behalf of CompScript.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

        1.  CONSULTING SERVICES.

            1.1 Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that it shall, during the term of this Agreement, devote sufficient time and effort on behalf of CompScript in the identification, evaluation, structuring, negotiating and closing of business acquisitions (whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise) for the account of CompScript upon such terms and conditions as are reasonably acceptable to CompScript. Notwithstanding anything to the contrary in the preceding sentence, each Acquisition shall be subject to the approval of CompScript which approval may be withheld or delayed for any reason in CompScript's sole and absolute discretion.

            1.2 Consultant shall, in connection with each Acquisition which is proposed to be consummated (a "Target Company") assist in the preparation and development of a business and marketing plan and financial pro-formas with respect to such proposed Acquisition. If any Target Company is acquired by CompScript or an affiliate during the term of this Agreement, Consultant shall be entitled to the fees set forth in subparagraph 3.1 hereof. During the term of this Agreement, Consultant shall, at least quarterly, report to CompScript on its activities regarding the targeting of Acquisitions, the status of Acquisitions in progress and a summary of the activities.





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        2.  TERM.  The Agreement shall be for a term of five (5) years from  the date hereof.

        3. COMPENSATION. CompScript shall pay the following compensation to Consultant in consideration for the services to be rendered hereunder:

            3.1 Thirty (30) days after the consummation of each Acquisition of a Target Company by CompScript or an affiliate a fee equal to the sum of (i) 15,000 shares of CompScript Common Stock, par value $.0001 per share ("Shares") if the Aggregate Market Value (as defined) of the Acquisition is up to $5 million; (ii) 30,000 Shares if the Aggregate Market Value of the Acquisition is between $5 million but less than $10 million; and (iii) 45,000 Shares if the Aggregate Market Value of the Acquisition is in excess of $10 million.

            3.2 If during the term of this Agreement, CompScript consummates its own business combination defined as (i) any merger or consolidation involving CompScript or (ii) the acquisition by a person, group or entity of fifty percent (50%) of the voting stock, or all or a substantial portion of the assets of CompScript in any one transaction, by way of tender, or exchange offer, negotiated purchase or otherwise, Consultant shall be paid a fee equal to 3% of the Aggregate Market Value of the business combination with a minimum of $1 million and a maximum of $3 million provided, that in the event Consultant introduces the transaction to CompScript there shall be no maximum fee.

            3.3 Aggregate Market Value means (i) in the event that CompScript, or its stock is acquired, the number of fully diluted shares of CompScript's Common Stock so acquired times the fair market value per share of the cash paid and/or the securities issued by the acquiring party, (ii) in the event that CompScript acquires another entity, or its stock, the fair market value of the cash paid and/or the securities issued by CompScript for such other entity's common stock, and (iii) in the event of an Acquisition of CompScript's assets, or an Acquisition by Compscript of assets of another entity, the fair market value of the pre-tax consideration received or paid (as the case may be) by CompScript, including assumption of indebtedness. For purposes of this Agreement, the fair market value of equity and debt securities will be determined based upon (i) the closing sale price for such securities in the registered national securities exchange providing the primary market in such securities on the last trading day prior to the closing date of the Acquisition or other transaction, (ii) if such securities are not so traded, the average of the closing bid prices as reported by the Nasdaq for the previous ten (10) consecutive trading days prior to closing, or (iii) if such securities are not so traded or reported, as determined by the good faith estimate of the board of directors of CompScript, in its sole determination.











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        4.  EXPENSES.  Unless  otherwise  approved  by  CompScript,  in writing,
Consultant shall bear all expenses incurred by it with respect to the Acquisition of a Target Company on behalf of CompScript.

        5. DISPUTE RESOLUTIONS. Any dispute, controversy or claim between CompScript, on the one hand, and Consultant, on the hand, which arises out of, relates to or is in connection with this Agreement or the subject matter hereof, shall be settled by arbitration in the jurisdiction of the parties against whom the proceeding is initiated in accordance with the following principles.

                  (i) the party demanding arbitration shall, in writing, set forth the nature of the dispute, controversy or claim;

                  (ii)  each  of  CompScript  and   Consultant   shall  name  an
      arbitrator to resolve the dispute. Such arbitrators shall name a third arbitrator;

                  (iii) the arbitrators, sitting as panel, shall go carefully into the merits of the asserted dispute, controversy or claim, and shall have full and complete power, authority and jurisdiction to hear and determine any and all disputed matters and shall call, and have the power to demand, such evidence as they deem necessary to a proper determination thereof;

                  (iv) after a full and careful consideration of the dispute, controversy or claim and all matters related thereto, the arbitrators shall made a report of its finding, and such report shall be final and conclusive and shall be binding upon the parties;

                  (v) a decision by any two arbitrators shall be deemed a decision by all of the arbitrators; and

                  (vi) the arbitrators shall execute an award upon its decision , and such award may be entered as a final,nonappealable judgement in any court having jurisdiction.

        6. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

        7. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right,






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power or privilege  hereunder,  nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies he~rein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

        8. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

        9. NO ASSIGNMENT. This Agreement is not assignable by Consultant, but shall be assignable by CompScript.

       10. HEADINGS. The headings in this Agreement are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

       11. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

       12. COUNTERPARTS.   This  Agreement  may be  executed  in any  number  of
counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

       13. NO AGENCY. Consultant shall not, without the express written consent of CompScript, hold himself out as the agent of CompScript,nor shall Consultant have the authority to bind CompScript or incur liabilities on behalf of CompScript, except as otherwise provided for herein, without the express written consent of CompScript.

       14. DISCLAIMER. Consultant acknowledges that he has made a full and independent inquiry regarding CompScript and has been afforded access to such CompScript materials as he requested and that, in entering into this Agreement, he has not in any manner directly or indirectly relied on any warranty or representation by CompScript, its officers, directors, agents, legal counsel or accountants concerning CompScript and/or its stock as to matters past, present or future.

       15. NOTICES. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:

                  (i)   Shulman & Associates, Inc.
                        7777 Glades Road, Suite 201
                        Boca Raton, Florida 33434

                  (ii)  CompScript, Inc.






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                        1225 Broken Sound Parkway, N.W.
                        Suite A
                        Boca Raton, Florida 33481
                        Attention:  President

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                COMPSCRIPT, INC.


                              By:/S/ BRIAN A. KAHAN
                                 -----------------------------------------------
                                 Brian A. Kahan, President


                                    SHULMAN & ASSOCIATES, INC.


                              By:/S/ MANNY SHULMAN
                                 -----------------------------------------------
                                 Manny Shulman, President






























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